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                                                                    EXHIBIT 21.1

                                METROCALL, INC.

                        SUBSIDIARIES OF METROCALL, INC.

Metrocall USA, Inc.
Metrocall of Virginia, Inc.
Metrocall of Shreveport, Inc.
Florida Network USA, Inc.
Page East, Inc.
A+ Network Acquisitions, Inc.
A+ Beepers, Inc.
A+ Network of Jacksonville, Inc.